EXHIBIT 14.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this registration statement on Form N-14 ("Registration Statement") of the following:

     1. Our report dated August 30, 2002, relating to the financial statements and financial highlights of Great Hall Investment Funds, Inc., which appears in the April 30, 2003 Annual Report to Shareholders of Great Hall Investment Funds, Inc. (incorporated by reference into the Registration Statement) and which was incorporated by reference in Post-Effective Amendment No. 22 to the registration statement on Form N-1A filed on December 1, 2003 (also incorporated by reference into the Registration Statement).

     2. Our report dated August 22, 2003, relating to the financial statements and financial highlights of D. L. Babson Money Market Fund, Inc., which appears in the June 30, 2003 Annual Report to Shareholders of
          D. L. Babson Money Market Fund, Inc. (incorporated by reference into the registration statement) and which was incorporated by reference in Post-Effective Amendment No. 34 to the registration statement on Form N-1A filed on November 7, 2003 (also incorporated by reference into the Registration Statement).

We also consent to the references to us under the headings "Proposal 3: To Ratify the Selection of Independent Auditors" and "Independent Auditors" in the Proxy Statement/Prospectus and under the heading "Representations and Warranties" in Exhibit A to the Proxy Statement/Prospectus.


PricewaterhouseCoopers LLP


Minneapolis, Minnesota
December 16, 2003